AMENDMENT NO. 1

TO

RESERVE EQUITY FINANCING AGREEMENT

This AMENDMENT NO. 1 TO the Amended and Restated RESERVE EQUITY FINANCING AGREEMENT, dated as of January 18, 2010 (this "Amendment"), is entered into by and between Neah Power Systems, Inc., a Nevada corporation (the “Company”), and AGS Capital Group, LLC, a New York limited liability corporation (“AGS” or the “Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the SPA (as defined below).

WITNESSETH:

WHEREAS, the Company and the Investors entered into the Amended and Restated Securities Purchase Agreement dated as of January 18, 2010 (the “SPA”), pursuant to which, among other things, AGS agreed to purchase up to $5,000,000 shares of the Company’s registered and freely tradable common stock; and

WHEREAS, AGS and the Company desire to amend the SPA.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties covenant and agree as follows:

Section 1. Paragraph 1.16 of the Agreement is hereby amended and restated in its entirety as follows:

Section 1.16. “Market Price” shall mean the average of the two lowest Closing Prices of the Common Stock during the Pricing Period.

Section 2. Paragraph 1.30 of the Agreement is hereby amended and restated in its entirety as follows:

Section 1.30. “Weighted Average Closing Price” means, for the pricing period, the average of the closing share price for each trading day weighted for the share daily trading volume.

Section 3. Section 2.3(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

Section 2.3(b)(ii). Registration of the Common Stock with the SEC. The Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all applicable shares of Common Stock to be issued in connection with the Advance and certificates evidencing such shares shall be free of restrictive legends; provided, however, that the foregoing condition shall apply only to Advance Notices delivered after the commitment fee of 1,015,000 shares of the Company’s unregistered stock issued to the Investor upon signing this Agreement and after the commitment fee of 1,500,000 shares of the Company’s unregistered stock issued as of the date of the Second Amendment has been exhausted by prior purchases of Common Stock under Section 2.1;

Section 4. Section 7.2 of the Agreement is hereby amended and restated in its entirety as follows:

Section 7.2. (g) Maximum Advance Amount. The amount of an Advance corresponding to the Advance Notice shall not exceed the Maximum Advance Amount. In addition, the Advance amount shall be automatically reduced by 50%, unless, if on any day during the Pricing Period, the Weighted Average Closing Price for that day does not meet or exceed the Floor Price. The Floor Price shall be 85% of the Weighted Average Closing Price of the Common Stock for the five (5) Trading Days prior to the Advance Notice Date, or any other price mutually agreed upon by the Company and the Investor in writing. In addition, in no event shall the number of shares issuable to the Investor pursuant to an Advance cause the aggregate number of shares of Common Stock beneficially owned by the Investor and its affiliates to exceed 9.99% of the then outstanding shares of Common Stock of the Company (“Ownership Limitation”). Any portion of an Advance that would cause the Investor to exceed the Ownership Limitation shall automatically be withdrawn. For the purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

Section 5. Section 12.4 of the Agreement is hereby amended and restated in its entirety as follows:

Section 12.4. Fees, Expenses and Restricted Shares. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company shall pay a Due Diligence fee of Three Thousand Three hundred and Fifty Dollars ($3,350) to Investor upon signing this Agreement and Forty One Thousand Dollars ($41,000) which the Company shall deliver to investor five days after signing this Agreement or such amount may be realized by Investor selling the Company’s common stock which it has in its possession. 30 days after the signing of the Agreement, the Company shall pay to Investor 1% of the value of 950,000 shares valued at the volume weighted average price (VWAP), calculated based upon the ratio of the average value of the common stock of Company traded on the Trading Market to the average volume of such stock traded on such market for such date (or the nearest preceding date), for the 10 trading days immediately preceding the Agreement date. The Company shall also pay a commitment fee of 1,015,000 shares of the Company’s unregistered stock upon signing this Agreement. 500,000 of these shares shall be used as credit towards shares for the Advance Notices which the Company shall include in the Registration Statement. 450,000 shall be used for stock loan purposes where the Company shall receive 65% Loan To Value less any and all fees and expenses. In addition, the Company shall pay a commitment fee of in 1,545,000 shares of the Company’s unregistered stock to investor upon the signing of the Second Amendment, of which 1,500,000 will be used as credit towards shares for Advance Notices which the Company shall include in the Registration Statement. Also, pertaining to the Second Amendment, the Company will pay up to $8000, with a minimum of $5800, to be paid to the investor from the proceeds issued after the date of the Second Amendment.

Section 6. Effect of Amendment. Except as amended hereby, the Agreement shall continue in full force and effect and is hereby incorporated herein by this reference.

Section 7. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York.

Section 8. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

Section 9. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to Securities Purchase Agreement to be executed by their respective duly authorized officer as of the date first above written.

NEAH POWER SYSTEMS, INC.

By:
Name: Chris D’Couto
Title: CEO
Address:
22118 20th Avenue SE, Suite 142
Bothell, WA 98021

AGS CAPITAL GROUP, LLC

By:
Name: Allen G. Silberstein
Title: CEO
Address:
2 Water Street, 17th Floor
New York, New York 10004